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                                                                  Exhibit 99.01

                                AMENDMENT 1999-1
                          HILTON HOTELS RETIREMENT PLAN


                  WHEREAS, Hilton Hotels Corporation (the "Company") maintains the Hilton Hotels Retirement Plan (the "Plan"); and

                  WHEREAS, the Company has the authority to amend the Plan on behalf of itself and all Participating Affiliates (as defined in the Plan); and

                  WHEREAS, the Company and the Plan are defendants in a civil action pending in the United States District Court for the District of Columbia styled KIFAFI v. HILTON HOTELS RETIREMENT PLAN, ET. AL. (the "Action"); and

                  WHEREAS, the Plaintiff in such Action contends that the formula under which benefits accrued under the Plan failed to satisfy the requirements of Section 204(b)(1) of ERISA (commonly referred to as the "anti-backloading" provision); and

                  WHEREAS, the Internal Revenue Service has previously determined that the Plan satisfies the requirements of the Internal Revenue Code applicable to a qualified plan, and such requirements include Code Section 411(b)(1), which is substantively identical to the anti-backloading provision of ERISA; and

                  WHEREAS, the Company understands that the Plan satisfies the anti-backloading provision without any amendment, but nonetheless intends to amend the Plan to provide benefit increases to participants for the purpose of eliminating any controversy regarding the propriety of the rate of benefit accruals under the Plan.

                  NOW, THEREFORE, the Plan is hereby amended by adding the following new Section 4.13:

                  4.13 BENEFIT INCREASE.

                  (a) The benefit attributable to each Participant shall be the greater of the benefit determined without respect to this Section
         4.13 (the "Pre-Amendment Benefit"), or the benefit determined under this Section 4.13 (the "New Benefit"). The New Benefit attributable to the Participant shall be the benefit determined as if Section 4.1(a) of the Plan were the "Revised Section 4.1(a)," set forth in subsection (b) of this Section 4.13.


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                  (b)      The "Revised Section 4.1(a)" is as follows:

                                   '(a)     A Participant may retire and
                  commence receiving his vested Normal Retirement Benefit on his Normal Retirement Date. A Participant shall be 100% vested in benefits under this Plan upon attainment of Normal Retirement Age if the Participant is then an Employee. Except as hereinafter provided, the amount of the monthly retirement benefit payable each month for the life of a Participant, commencing on his Normal Retirement Date and ending with the benefit for the month during which his death occurs, which is his Normal Retirement Benefit, shall be equal to the amount determined by first multiplying (1) by (2), and then by deducting (3), as follows:

                                             (1)     If the Participant had
                           completed 34 or more Years of Benefit Service as of December 31, 1983, then (1) is the amount determined by deducting (C) from the greater of (A) or (B), or, if the Participant had not completed 34 or more Years of Benefit Service as of December 31, 1983, then
                           (1) is the amount determined by deducting (C) from
                           (B):

                                             (A)     1-1/2% of the Participant's
                                    Average Monthly Compensation multiplied by his Potential Years of Benefit Service, but not more than 60% of such Average Monthly Compensation.

                                             (B)     The sum of: (i) 2% of the
                                    Participant's Average Monthly Compensation multiplied by his Potential Years of Benefit Service (up to a maximum of 25 years), plus
                                    (ii)1/2% of his Average Monthly Compensation multiplied by his Potential Years of Benefit Service in excess of 25, but the sum of (i) and (ii) shall not be more than 60% of such Average Monthly Compensation.

                                             (C)     Fifty percent (50%) of the
                                    "Potential Primary Social Security Benefit" of the Participant. The Potential Primary Social Security Benefit shall be calculated in the same manner as set forth in the definition of the Primary Social Security Benefit in Section 1.2, except that the last two sentences of the first paragraph of the definition shall be replaced with the following: "Such amount shall be determined on the basis of (i) the Participant's period of employment with the Participating Employers and (ii), if a Participant retires or otherwise incurs a Break in Employment prior to age 65, by assuming the Participant receives wages after such retirement or other Break in Employment until age 65 at the same rate the Participant received wages at the time of such retirement or other Break in Employment."

                                            (2)     A fraction, the numerator of
                           which is the Participant's years of Benefit Service, and the denominator of which is the


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                           Participant's Potential Years of Benefit Service.
                           For purposes of the Plan, "Potential Years of Benefit Service" shall equal the greater of (i) the Participant's actual Years of Benefit Service or (ii) the Years of Benefit Service the Participant would complete, if, after first becoming a Participant, the Participant continued to serve as an active employee and Participant in the Plan through the Participant's Normal Retirement Date. Potential
                           Years of Benefit Service under this Section 4.13 are calculated including all Years of Benefit Service which would have been earned had Section 4.12 not been adopted. The value of the fraction described in this subsection shall not exceed one.

                                            (3)     The portion of the
                           Participant's Integrated Benefits not related to Social Security benefits.'


                  (c) The New Benefit shall be calculated with respect to all benefits attributable to each Participant (whether or not the Participant was an active employee as of the date the amendment adding
         Section 4.13 was adopted). The benefit attributable to a Participant may be payable to the Participant, or may be payable in whole or in part to an alternate payee under a qualified domestic relations order, a joint or contingent annuitant receiving benefits following the death of a Participant (including the surviving spouse under a Qualified Joint and Survivor Annuity), or a surviving spouse entitled to the Surviving Spouse Benefit under the Plan. Each such person (including each Participant), for whom the New Benefit is greater than the Pre-Amendment Benefit is referred to in this Section 4.13 as an "Affected Person." Notwithstanding the foregoing, any former Employee who was not vested under the Plan at the time of his or her termination of employment shall not be an Affected Person, and shall not be entitled to benefit under this Section 4.13.

                  (d)      Except for the benefit increases set forth in this
         Section 4.13, the benefit freeze enacted by adding Section 4.12 to the Plan stays in effect. Accordingly, in calculating the Pre-Amendment Benefit and the New Benefit, no Participant shall earn actual Years of Benefit Service for service following December 31, 1996, and any increases to Average Monthly Compensation based upon Compensation paid after December 31, 1996 shall be disregarded.

                  (e) As soon as administratively feasible following the adoption of the amendment which added this Section 4.13 to the Plan, the Company shall cause the amendment to be submitted to the IRS with a request that the IRS determine that the Plan, as amended, satisfies the qualification requirements of Section 401(a) of the Code. It is understood that such qualification requirements include satisfaction of Code Section 411(b)(1) and the regulations issued thereunder. As soon as administratively feasible following the adoption of the amendment, the Company shall cause the New Benefits to be calculated. During the period that the New Benefits are being calculated and pending
         IRS approval, benefit payments shall temporarily continue at the Pre-Amendment Benefit level. As soon as administratively feasible following the later of the date the New Benefits have been calculated or the date the IRS issues a favorable determination letter concerning the amendment Plan, the payment amounts shall be revised as follows (the


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         date on which an Affected Person's benefit payments are revised shall be the Affected Person's "New Benefit Date"):

                           (1) If the Affected Person's Pre-Amendment Benefit is greater than the Affected Person's New Benefit, then no change to the Affected Person's Benefit shall be made.

                           (2) If the Affected Person's New Benefit is greater than the Pre-Amendment Benefit, but no payments had been made to the Affected Person before the New Benefit Date, then the New Benefit shall apply to all payments made to the Affected Person.

                           (3) If the Affected Person's New Benefit is greater than the Pre-Amendment Benefit, and if payments other than lump sum payments had been made under the Pre-Amendment Benefit, then the New Benefit shall apply to all payments made after the New Benefit Date, and in addition the following retroactive payment shall be made. The retroactive payment shall be a single lump sum payment equal to the sum of the following amounts calculated with respect to each Pre-Amendment Benefit payment made to the Affected Person before the New Benefit Date: The amount determined by first deducting (x) the monthly New Benefit from (y) the monthly New Benefit, and then by increasing such remainder by (z) interest on the remainder for the period from the date the Pre-Amendment Benefit payment was made through the New Benefit Date at an annual rate equal to the "applicable interest rate" as described in section 417(e)(3) of the Code for the November immediately preceding the Plan Year in which the retroactive payment is made.

                           (4) If the Affected Person's New Benefit is greater than the Pre-Amendment Benefit, and payment of the Pre-Amendment Benefit had been made as a lump sum, then an additional lump sum payment shall be made. The additional lump sum payment shall be determined by first deducting (x) the amount of the original lump sum payment, from (y) the actuarial equivalent lump sum which would have been paid had the New Benefit amount applied at the time the lump sum was originally paid, and then by increasing such remainder by (z) interest on the remainder for the period from the date the original lump sum payment was made through the New Benefit date at an annual rate equal to the "applicable interest rate" as described in Section 417(e)(3) of the Code for the November immediately preceding the Plan Year in which the retroactive payment is made.

                           (5) If any portion of the benefits earned with respect to a Participant had been split between a Participant and an alternate payee pursuant to a qualified domestic relations order, then any increase in benefits (including any retroactive payments) shall be divided proportionately according to the portion of the Pre-Amendment Benefit which had been assigned to the alternate payee.


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                           (6)      If a Participant has died before the
                  Participant's New Benefit date, any additional benefits payable on behalf of the Participant under this Section 4.13 shall be payable to the surviving beneficiary or beneficiaries, if any, under the optional form of benefit, if any, elected by the Participant, or, if there is no such surviving beneficiary, to the Participant's surviving spouse or, if there is no surviving beneficiary or surviving spouse, to the Participant's estate.

                           (7) The benefit payments hereunder shall be appropriately adjusted under the actuarial factors set forth in the plan, including but not limited to the factors applicable to early retirement benefits, qualified joint and survivor annuities, and other optional forms of benefits.

                  IN WITNESS WHEREOF, this Amendment 1999-1 is hereby adopted this_____ day of ______, 1999.




                                                  HILTON HOTELS CORPORATION

                                                  By:
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                                                  Its:
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